Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, AVP and Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation Announces Acquisition of

Two Ohio Shopping Centers

OAK BROOK, IL (March 6, 2012) – Inland Real Estate Corporation (NYSE: IRC) today announced the acquisition of two retail properties in Ohio for an aggregate purchase price of approximately $109.4 million, excluding closing costs and adjustments. On March 6, the Company purchased for its own portfolio the Westgate Shopping Center, a grocery-anchored power center located in Fairview Park, Ohio, for $73.4 million. In addition, on February 29 the Company acquired through its joint venture with PGGM the Stone Creek Towne Center, a power center located in the Cincinnati market, for $36 million.

Westgate Shopping Center is the dominant grocery-anchored power center in a densely populated trade area. Formerly an enclosed mall, Westgate was recently redeveloped into one of the region’s premier outdoor shopping destinations. The center totals approximately 474,000 square feet of gross leasable area (GLA), including a 119,700-square-foot Lowe’s Home Improvement store on a ground lease. In addition to Lowe’s, anchor tenants at the center include a 94,500-square-foot Kohl’s and regional specialty grocer, Earth Fare. A balanced variety of national and local tenants fill out the tenant roster, among them Marshalls, Petco, Famous Footwear, Five Below and Ulta Beauty, along with restaurants such as Buffalo Wild Wings, Chick-Fil-A and Five Guys Burgers. The center’s excellent visibility and infill location in an affluent suburban market contribute to its 94 percent occupancy rate. The Company simultaneously closed a 10-year interest only, 4.9 percent fixed rate mortgage loan of $40.4 million on the property.

Stone Creek Towne Center is a recently developed regional power center located in an established trade area. The center totals approximately 142,800 square feet of leasable space and is anchored by Bed, Bath & Beyond, Old Navy and Best Buy. Other national tenants include Rue 21, Lane Bryant, Five Guys Burgers, The Men’s Warehouse and Starbucks. The center is shadow-anchored by separately-owned Meijer, JC Penney and Toys “R” Us stores. The center is approximately 98 percent leased. The venture secured a 10-year, 5.0 percent fixed rate mortgage loan of $19.8 million, which closed simultaneously with the property. The purchase of Stone Creek Towne Center complements IRC’s recent acquisition of Turfway Commons, a community center located in Florence, Ky., a suburb of Cincinnati.

“The purchase of these properties is in line with our plan to acquire multiple assets in targeted Midwest markets as a way to facilitate operational and leasing efficiencies,” said Scott Carr, executive vice president and chief investment officer for Inland Real Estate Corporation. “Supported by attractive demographics, these properties are the dominant retail centers in their respective trade areas, acquired at prices that deliver strong returns.”

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of December 31, 2011, the Company owned interests in 146 investment properties, including 38 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements.

 Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as may be updated or supplemented by our Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.